EXHIBIT 99

PRESS RELEASE DATED SEPTEMBER 18, 2008

                                                                                Contact:                 Regan & Associates
                                                                                                                Artie Regan
                                                                                                                (212) 587-3005

FOR IMMEDIATE RELEASE

                  TAYLOR DEVICES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

Buffalo, N.Y., September 18, 2008 -- Taylor Devices, Inc. (NASDAQ:TAYD) announced today that its Board of Directors took steps designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of the company without offering a fair price to all shareholders.

The Board adopted a Shareholder Rights Plan under which Rights will be distributed as a dividend on each share of Common Stock (1 Right for each share of Common Stock) held as of the close of business on October  3, 2008.

The Rights will expire at the close of business on October 5, 2018.

Each whole Right will entitle the holder to buy one two-thousandths (1/2000) of a newly-issued share of Taylor Devices, Inc, Series 2008 Junior Participating Preferred Stock at an exercise price of $5.00.

The Rights attach to and trade with the shares of the Company's Common Stock. No separate Rights Certificates will be issued unless an event triggering the Rights occurs.

The Rights will detach from the Common Stock and will initially become exercisable for shares of a new class of Series 2008 Preferred Stock if:  a person or group acquires beneficial ownership of 15% or more of Devices' Common Stock, except through a tender or exchange offer for all shares which the Board determines to be fair and otherwise in the best interest of Devices and its shareholders; a person or group commences a tender or exchange offer which would result in such person or group beneficially owning 10% or more of Devices' Common Stock; or the Board determines that a person holding at least 10% of Devices' Common Stock intends to cause the corporation to take certain actions adverse to it and its shareholders or that such holder's ownership would have a material adverse effect on Devices.

If any person becomes the beneficial owner of 15% or more of Devices' Common Stock (except through an offer which the Board determines to be fair) and the Board of Directors does not within 10 days thereafter redeem the Rights, or a person announces a tender offer for 10% or more of Devices' Common Stock and the Board of Directors does not thereafter delay the effectiveness of the Rights, or a 10% holder is determined by the Board to be an adverse person, each Right not owned by such person or related parties will then enable its holder to purchase, at the Right's then-current exercise price, Devices Common Stock (or, in certain circumstances as determined by the Board, a combination of cash, property, common stock or other securities) having a value of twice the Right's exercise price.

Under certain circumstances, if Devices is acquired in a merger or similar transaction with another entity, or sells more than 50% of its assets, earning power or cash flow to another entity, each Right that has not previously been exercised will entitle its holder to purchase, at the Right's then-current exercise price, common stock of such other entity having a value of twice the Right's exercise price.

Details of the Shareholder Rights Plan are outlined in a letter which will be mailed to all Devices shareholders.

The Board also adopted a new By-law requiring persons who own or control 5% or more of Devices' stock to comply with ownership reporting rules of the U. S.  Securities and Exchange Commission in order to vote their stock.

Taylor Devices, which employs over 90 people in Western New York, is a product development and manufacturing company which is engaged in the design, development, manufacture and marketing of tension control, energy storage and shock absorption devices for use in various types of machinery, equipment and structures, as well as products in the seismic protection field and in the isolation of wind-induced vibrations.